SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934


Filed by the Registrant                         /  /

Filed by a Party other than the Registrant      /X/

Check the appropriate box:

/  /  Preliminary Proxy Statement

/  /  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))

/  /  Definitive Proxy Statement

/X/   Definitive Additional Materials

/  /  Soliciting Material under Rule 14a-12


                              Dave & Buster's, Inc.
                (Name of Registrant as Specified In Its Charter)

                       Dolphin Limited Partnership I, L.P.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

June 4, 2003

                              DAVE & BUSTER'S, INC.


                               2003 ANNUAL MEETING



                                  INSTITUTIONAL
                            SHAREHOLDER PRESENTATION



                                DOLPHIN BELIEVES

         THIS CONTEST IS ALL ABOUT CREDITIBLITY, BREACHED TRUST, POOR

                        PERFORMANCE AND NO ACCOUNTABILITY



  DOLPHIN'S DEFINATIVE PROXY STATEMENT CONTAINS A MORE FULL PRESENTATION OF
             THE MATTERS CONTAINED IN THIS ABBREVIATED DOCUMENT.

             INCUMBENT BOARD'S ACTIONS DEMONSTRATE NECESSITY FOR
                   A STRONG, INDEPENDENT SHAREHOLDER VOICE

Breaches of fiduciary duty and trust in three year failed sale process.

     o Six continuing directors (a super majority) were either actively involved in the self-interested LBO, or served on the Special Committee that should have been protecting shareholder interests

Expanded board without shareholder approval in the face of this proxy contest

     o Filled vacancy with director closely aligned with incumbent director and not subject to election at 2003 Annual Meeting

Last minute appropriation of Dolphin's governance reforms as board's own "initiatives".

     o The board's claim that "the planned corporate governance initiatives" were product of a "proactive thorough review" is not reflected in the board's own minutes

     o The board's "initiatives" are Form over Substance, NOT a commitment to real reform

Misaligned and excessive top management compensation

Continued poor operating share price performance

                   OUR SLATE WILL BE A STRONG, INDEPENDENT
                         SHAREHOLDER VOICE ON THE BOARD

Dolphin owns 9.5% of the stock, a $12 million investment.

Our nominees are highly qualified and complementary:

     o Donald T. Netter, Dolphin's Senior Managing Director - 20 years of investment experience with record of value creation.

     o Edward A. Weinstein, retired senior partner, Deloitte & Touche - 40 years of public auditing experience with M&A and Restructuring focus.

     o Edward E. Hartline, attorney specializing in tax, corporate and M&A - director of two private restaurant chains.

Our nominees are independent:

     o    We are not seeking a self-interested transaction.

     o We are not seeking control of the board; our nominees will be three of nine.

     o Our only objective in this contest is to deliver value for all shareholders.

Electing our nominees empower shareholders to determine board control at the 2004 Annual Meeting if the board fails on its recent promises.

                            FIVE OF EIGHT DIRECTORS
                   PRIOR TO APRIL 17, 2003 WERE CONFLICTED


       CONFLICTED                               NON-CONFLICTED
       ----------                               --------------

1. Corriveau  -  Co-Chairman/CEO                6. Levy
2. Corley - Co-Chairman/CEO                     7. Bernstein
3. Henrion(1) -- Paid Consultant                8. Edison*
4. Maguire(2) - Involved in DAB's R/E
5. Hallett(3) - Legal work








* Director of DAB since 1995 spin-off from Edison Bros Stores; formerly a D & O of Edison Bros. Stores.
Since 1990 has had a business relationship with DAB's top management.


---------------------
1 Business relationship with Corley and Corriveau since 1989; under five year consulting agreement received $150K in FY 2002.
2     His firm collected $1.3 million in rent and brokerage commissions in FY
      2002.
3 Hallett & Perrin was Company's legal advisor in failed buyout - received $158K in FY 2002.

                SEVEN OF EIGHT DIRECTORS PRIOR TO APRIL 17, 2003
            INVOLVED IN OR PRESIDED OVER SELF-INTERESTED SALE PROCESS



 LBO PARTICIPANTS                     SPECIAL COMMITTEE MEMBERS
 ----------------                     -------------------------

1. Corriveau - Co-Chairman/CEO        4.  Levy (Chairman)
2. Corley - Co-Chairman/CEO           5.  Maguire(1)
3. Henrion                            6.  Bernstein(2) (left in April 2002)
                                      7.  Edison


                                      DIRECTOR


                                      8.  Hallett



---------------------
1 Maguire should not have been a committee member as a result of his significant involvement with DAB's real estate.
2 Mr. Bernstein is the chairman and CEO of Morton's Restaurant Group, Inc. Left in April 2002 to devote more time and attention to the LBO of Morton's.

                   KEY BREACHES OF FIDUCIARY DUTY AND TRUST IN
               SELF-INTERESTED AND ULTIMATELY FAILED SALE PROCESS

In December 1999 after being approached by top management-directors, "the Board resolved to constitute a Special Committee of directors to evaluate and negotiate on behalf of the Company, any merger and acquisition proposals which might be received from a financial buyer that included management participation(1)".

The Special Committee initially consisted of directors Maguire, Bernstein, Levy and Edison:

     o Director Maguire's company, Cypress Equities, in December 2002 executed sale leaseback transactions obligating DAB to pay $23.2 million over 20 years.

     o Cypress Equities received rental payments from DAB of $167K in 2000, $1.2 million in 2001 and $1.3 million in 2002.(2)

     o Director Bernstein, Chairman/CEO of Morton's Restaurant Group, resigned from the Special Committee in April 2002 to pursue an LBO of his company, which was consummated only after its board did not accept a significantly higher third party offer by BFMA Holding.


-----------------------
Sources: SEC and court filings as well as minutes of the board and Special Committee meetings obtained by Dolphin under Missouri law.

1     Emphasis added by Dolphin.
2     Might be included in the $23.2 million.

                                   (Continued)


      o Director Levy was briefly appointed "Lead Director" on March 5, 2003. That position subsequently vanished with little public explanation.

      o Director Edison was recently appointed non-executive Chairman of the Board -- Since 1990 he has had a business relationship with top management.

      o Directors Levy and Bernstein were the members of the compensation committee that approved excessive and misaligned top management compensation including sizeable option grants at depressed prices.

The Special Committee was paid an additional $175,000 to oversee the sale process.

The Special Committee and its investment banker remained passive - never sought acquisition proposals.

Directors Corriveau, Corley and Henrion initially reviewed all acquisition proposals while they were seeking an LBO of DAB.

                                   (Continued)

Only two proposals were presented to the Special Committee - both had financial stakes for Corley, Corriveau and Henrion.

Top management discouraged Landry's Restaurants - a credible, publicly traded strategic acquiror that might have offered a better deal for shareholders.

Material information concerning Landry's interest in acquiring DAB was disclosed only after the facts came out in a shareholder lawsuit.







----------------------
Sources: SEC and court filings as well as minutes of the Board and Special Committee meetings obtained by Dolphin under Missouri law.

                      THE LANDRY'S EPISODE DOCUMENTS CLEAR
                      BREACHES OF FIDUCIARY DUTY AND TRUST

When Landry's, a publicly-traded(1) strategic buyer, emerged and might have offered more to DAB shareholders, directors Corriveau, Corley and Henrion discouraged this buyer - no Landry's proposal ever reached the Special Committee.

According to a deposed Landry's representative --

     Once a confidentiality agreement was executed, "DAB had no interest in providing Landry's with any confidential information."

     Directors Corriveau, Corley and Henrion informed Landry's CEO that they "intended to take the Company private themselves and they wanted Landry's to sign a standstill agreement to preclude it from interfering with their going private plan."


------------------
Sources: July 2, 2002 litigation filed in the Texas District Court, captioned L.J. Parnes v. Corriveau et. Al., cause no. 02-4912, Dallas County; corroborated in DAB October 2, 2002 preliminary merger proxy.

1 Landry's is a Houston, Texas based diversified restaurant and entertainment Company with an equity market capitalization of $560 million in May 2003.

     Later, director Corriveau sent Landry's CEO "an outline of the kind of deal a merger would require for management to obtain its goals..." in which the DAB shareholders "would receive only $9 per share and the D&B `management earnouts' would be `10% of EBITDA contributed by D&B operations for the next five years..."'

     "Since it was Landry's view that no one would be entitled to 10% of EBITDA other than its shareholders, Landry's was uninterested in such a transaction."

Directors Corriveau, Corley and Henrion had accomplished their goal by pushing away Landry's.

DAB transaction documents omitted these references to Landry's until October 2, 2002, after they had come out in the shareholder litigation.


---------------------
Sources: July 2, 2002 litigation filed in the Texas District Court, captioned L.J. Parnes v. Corriveau et. Al., cause no. 02-4912, Dallas County; corroborated in DAB October 2, 2002 preliminary merger proxy.

                                 THE FAILED LBO


May 30, 2002 -- The Special Committee and board approved a $12/share tender offer (not subject to financing) with significant financial stakes for top management-directors.

             -- Contributing 1.2 million shares/options in the LBO entity. -- Options on 13% of the acquiror.
             -- $2.5 million insider loans.

July 10,2002 -- Failed to obtain enough shareholder support.

July 15,2002 -- Special Committee and board approved a bumped $13.50 merger with same financial stakes for top management-directors.
             -- Subject to financing and without any financing commitments.

Board declined to secure available financing by paying $3.0 million.

October 24, 2002 -LBO collapsed due to "continuing adverse conditions in the debt financing market".

Failed LBO cost Company $1.3 million in 2002 alone*.

*Company has not disclosed what earlier transaction costs were.

          DAB PACKED THE BOARD IN THE FACE OF DOLPHIN'S PROXY CONTEST


After Dolphin notified the board on March 3, 2003 of its intention to wage a proxy contest at the 2003 Annual Meeting, the board was expanded from eight to nine without seeking shareholder approval.

The board later appointed David Pittaway, to fill the vacancy and shielded him from a shareholder vote until 2004. We do not believe that Mr. Pittaway could be expected to be an independent voice on the board.

     o Mr. Pittaway is a Senior Managing Director of Castle Harlan, Inc., which sponsored the July 2002 Morton's LBO with DAB director Bernstein.

     o Mr. Pittaway and his partner, John Castle, were directors of Morton's when the opportunistic March 2002 Morton's LBO proposal was made.

     o Castle Harlan continues to be Morton's majority shareholder and Mr. Bernstein continues to be its CEO.

     o With the appointment of Mr. Pittaway to fill the expanded vacancy we now have two directors on the DAB board that backed the Morton's LBO and have a significant continuing business relationship.

            LAST MINUTE APPROPRIATION OF DOLPHIN'S GOVERNANCE REFORMS


The board's "initiatives" were adopted one day after Dolphin's March 3, 2003 letter stating intention to wage a proxy contest and advocating many of these "initiatives".

The board's March 5, 2003 announcement of its "planned corporate governance initiatives," stated that the "initiatives" were the product of a "proactive", "thorough review of our governance practices and procedures" commenced in 2002.

The board's minutes for the past two years, prior to our March 3, 2003 letter, reveal only one brief reference to corporate governance:

     "Mr. Corley than asked Mr. Gary Singer and Mr. Tom Leary of O'Melveny and Myers LLP to join the meeting to give a presentation on recent corporate governance developments in light of the Sarbanes-Oxley legislation and recent NYSE propose rule changes."

No announcement of any governance "initiatives" on December 5, 2002 Earnings
Call.

Source: Minutes of board meetings obtained by Dolphin under Missouri law.


                                   KEY EVENTS


Dolphin's MARCH 3, 2003 LETTER TO BOARD                  DAB'S ANNOUNCEMENTS:
---------------------------------------                  --------------------

PROXY CONTEST PLATFORM: March 5, 2003

o Aggressively improve DAB's operating results           o Appoints director Levy as "Lead Director"

o Create a "lead director" position                      o Forms nominating and governance committee

o Eliminate director conflicts - promote independence    APRIL 8, 2003
                                                         -------------

o Correct prior sale process                             Missed EPS; additional cost cuts

o Reconstitute special committee to explore methods      APRIL 10, 2003
   to maximize value                                     --------------

o Destagger board/other governance reforms               o Corley and Corriveau step down as Co-Chairman/CEO's

o Realign top management compensation                    o Director Edison appointed Chairman

o Warns against expanding board                          o Director Henrion "retires," remains a consultant

APRIL 14, 2003                                           o Corley and Corriveau to take 20% pay "cuts"
--------------
                                                         APRIL 17, 2003
DOLPHIN ANNOUNCES ITS DIRECTORS:                         --------------

Weinstein, Netter, Hartline                              EXPANDS BOARD, APPOINTS THREE DIRECTORS

                                                         o During proxy contest, expands board from eight to nine

                                                         o Fills vacancy with Pittaway

                                                         o Hallett retires

                                                         o Realigns board committees

    BOARD'S GOVERNANCE "INITIATIVES" DID NOT ADDRESS ANY OF THESE PROVISIONS
      WHICH IMPEDE SHAREHOLDER PARTICIPATION AND FRUSTRATE ACCOUNTABILITY:


STAGGERED BOARD

POISON PILL

WRITTEN CONSENT MUST BE UNANIMOUS

SHAREHOLDERS MAY NOT CALL SPECIAL MEETING

SHAREHOLDERS MAY NOT AMEND BYLAWS

85% VOTE OF OUTSTANDING SHARES TO AMEND CRITICAL CHARTER PROVISIONS

          THE BOARD'S GOVERNANCE "INITIATIVES" ARE FORM OVER SUBSTANCE
                         NOT A COMMITMENT TO REAL REFORM


The board says that it now has a "super majority" of independent directors:

     o Each of the six continuing directors (a "super majority") were either actively involved in the LBO or served on the Special Committee.

Director Levy was recently appointed "Lead Director" with fanfare:

     o    Director Levy was Chairman of the Special Committee

     o This position was quickly abolished with only a brief reference tucked in the Company's 2003 proxy.

Director Edison recently appointed non-executive Chairman:

     o    Director Edison was a member of the Special Committee

     o As an officer and a director of the former parent, he has had a business relationship with top management since 1990 and represents a continuation of the regime.

                                   (Continued)


Mr. Pittaway was recently appointed to fill the expanded vacancy.

     o Can director Pittaway be a truly independent voice with his significant continuing business relationship with director Bernstein?

DAB has numerous governance provisions which impede shareholder participation and frustrate accountability.

       THE RECENT 20% SALARY "CUTS" FOR CORLEY AND CORRIVEAU ARE ILLUSORY


April 10 Company announces 20% cuts for balance of FY 2003.

We learn in April 21, 2003 proxy that salaries were raised in April 2002 from $500K -> $600K,each.

20% cut = $480K vs. $498K in FY 2001.

At 150% of 2002 EPS (assume $.40) they get back 50%.

At 200% of 2002 EPS they get back 100%.

150% of $.40 is $.60 -> way below $.77 -$.85 FY 2003 guidance. Earnbacks pretty certain! FY 1999 EPS = $.751.



Source: DAB's proxy statements and public EPS guidance.

1    Before accounting change.

                     TOP MANAGEMENT COMPENSATION HAS CLIMBED
               DESPITE POOR OPERATING AND SHARE PRICE PERFORMANCE

Declining same store revenue, profit margins and E.P.S.

Growth, margins and profitability at bottom of peer group(1).

Missed EPS target caused share price collapse (August 1999) well before market downturn in mid-2000. Initiated trend of missed EPS targets.

Share price has remained stagnant trading at significant discounts to key peer benchmarks.

Despite this poor performance, top management total compensation increased 66%(2) from FY 1999 to FY 2002 with significant additional wealth transferred from owners to executives through stock options.


Sources: DAB financial documents and proxy statements

1 We define DAB's "peer group" as the 15 stocks that make up the S&P SmallCap Restaurant Index that the Company uses in its proxy for comparative purposes. (One of the companies, AFC Enterprises (NASDAQ: AFCEE), is currently in the process of restating its financial statements. We have excluded AFC Enterprises from our analysis.)

2    Base salary + cash bonuses + other cash +restricted stock.

            FOUR YEARS OF POOR OPERATING AND SHARE PRICE PERFORMANCE
                               (FY 1999 -FY 2002)

Declining DAB same store revenue:

          o    DAB (5%)

          o    Peer Group1 +11.5%

DAB EBITDA margins have steadily declined from 15.7% ->12.1%. oPeer Group EBITDA margins range from 11% to 29%(2)

Average per store EBITDA has declined from $1.7 million to $1.4 million.

Net debt has risen from $38.0 million to $65.0 million; breaking bank covenants and preventing new store openings(3).

From Aug. 26, 1999 (date preceding missed EPS target) to

     May 23, 2003:
          $1   invested in DAB is worth $0.38
          $1   invested in S&P SmallCap Restaurant Index(1) is worth $1.59

* Source: Company financial data: peer group financials.

1 DAB's "peer group" is the 15 stocks that make up the S&P SmallCap Restaurant Index that the Company uses in its proxy for comparative purposes. (One of the companies, AFC Enterprises (NASDAQ: AFCEE), is currently in the process of restating its financial statements. We have excluded AFC Enterprises from our analysis.)
2    Based on forward FY 2003 available analyst estimates as of March 3, 2003.
3    Four amendments to stay in compliance.

   TOP MANAGEMENT COMPENSATION NOT ALIGNED WITH POOR OPERATING AND SHARE PRICE
                                   PERFORMANCE


Total compensation for two Co-Chairmen/CEO's increased 66%:

          FY 1999: $ 775,000
          FY 2002: $1,285,000

After share price collapse - options issued at depressed prices on 13% of fully diluted shares in FY's 2000 - 2002:

     o    2.0 million options issued @ $7.14 average.

Currently outstanding options on 16% of fully diluted shares.

Additional 2001"Retention Bonus" for Corley and Corriveau during pursuit of LBO.




* Source: DAB financial statements and proxy statements.

                      A Picture Is Worth A Thousand Words!
              $1.00 invested in DAB stocks is now worth $0.38!(1)
   $1.00 invested in S&P Small Cap Restaurant Index(2) is now worth $1.59!(1)


                               [Graphic Omitted -
  the following data was represented as a line chart in the printed material.]


Month end closes

                                                        S&P
                                                     SmallCap
                                                    Restaurant
                 Date             Price                Index
                 ----             -----             ----------

               12/31/98           23.06               165.26
                1/29/99           22.00               157.32
                2/26/99           19.69               157.16
                3/31/99           20.50               156.02
                4/30/99           20.50               159.16
                5/31/99           27.00               167.52
                6/30/99           29.00               169.53
                7/30/99           26.13               167.46
                8/31/99           11.75               148.93
                9/30/99           11.94               150.25
               10/29/99            9.69               144.29
               11/30/99           10.31               140.04
               12/31/99            8.19               138.04
                1/31/00            6.75               131.05
                2/29/00            6.44               127.73
                3/31/00           10.00               136.78
                4/28/00            7.38               148.05
                5/31/00            6.88               139.58
                6/30/00            6.25               143.90
                7/31/00            6.44               139.59
                8/31/00            8.00               147.47
                9/29/00            7.94               150.83
               10/31/00            8.31               167.67
               11/30/00            9.25               173.44
               12/29/00           11.00               170.97
                1/31/01            9.75               179.23
                2/28/01            9.80               183.97
                3/30/01            8.62               190.12
                4/30/01            8.65               200.07
                5/31/01            8.61               190.56
                6/29/01            8.41               207.80
                7/31/01            8.28               207.31
                8/31/01            7.55               213.56
                9/28/01            5.92               189.20
               10/31/01            6.70               202.02
               11/30/01            6.16               218.27
               12/31/01            6.28               232.64
                1/31/02            8.15               257.76
                2/28/02            9.00               251.90
                3/29/02           10.40               263.55
                4/30/02           10.69               283.40
                5/31/02           12.13               276.18
                6/28/02           12.14               262.69
                7/31/02           13.05               242.61
                8/30/02           13.12               234.02
                9/30/02           11.21               220.51
               10/31/02            7.98               223.01
               11/29/02            7.87               228.61
               12/31/02            8.65               220.16
                1/31/03            8.14               218.88
                2/28/03            8.24               211.02
                3/31/03            9.05               222.10
                4/30/03            9.08               240.42
                5/23/03            9.42               243.03


1    Measured from August 26, 1999 through May 23, 2003.

2 Company uses this index in its proxy for comparative purposes. Stock and index data source Bloomberg.

3 Dave & Buster's misses estimates or lowers guidance (i) mid-1999; (ii) late 2001; (iii) early 2002; and (iv) late 2002.

4    Deal blows up October 2002.

5 March 3, 2003 Dolphin: (i) sends letter to the Board; and (ii) announces proxy contest.

               DOLPHIN'S INDEPENDENT DIRECTOR NOMINEES ARE HIGHLY
                 QUALIFIED, COMPLEMENTARY AND HAVE NO CONFLICTS


Netter (41) - Senior Managing Director, Dolphin. 20 years of investment experience. Dolphin is the largest shareholder with a 9.5% stake ($12 million).

Weinstein (65) - Retired Senior Partner, Deloitte & Touche. Head of New York M& A and restructuring unit. 40 years public auditing experience - qualifies as "an audit committee financial expert".

Hartline (56) - Founder and Managing Partner of Brown McCarroll, Texas-based law firm. Specializes in tax, corporate and M&A. Director of two Texas-based private restaurant chains.

Weinstein/Hartline on slate as a "public service". No prior business relationship with Dolphin.

                                     NETTER


Since 1994 - Senior Managing Director of Dolphin, 9th year of operation.

1989-1993 - Co-General Partner of RLR Partners, L.P. (joined in 1987), the General Partner of Ballantrae Partners, L.P., a New York city-based private investment partnership.

Director and Senior Officer of three public companies:

     o    Damon Corporation (1989 - 1993; public 1991; acquired 1993)

     o    Independence Holding Co. (INHO) (1993-1999)

     o    Aristotle Corporation (ARTL) - Present

                                     SUMMARY

DAVE & BUSTER'S BOARD:

CONTAINS SUPER MAJORITY OF TAINTED DIRECTORS

BREACHED FIDUCIARY DUTIES AND SHAREHOLDER TRUST

ORCHESTRATED A DUBIOUS AFTER-THE-FACT BOARDROOM "CLEAN-UP"

PRESIDED OVER POOR OPERATING AND SHARE PERFORMANCE

AWARDED MIS-ALIGNED, EXCESSIVE TOP MANAGEMENT COMPENSATION

NEEDS DIRECTORS COMMITTED TO PROMOTING ACCOUNTABILITY FOR SHAREHOLDERS



                   ELECTING DOLPHIN'S INDEPENDENT SLATE TO THE
                     BOARD WILL PROVIDE THAT ACCOUNTABILITY!

               "There has to be an atmosphere of constructive skepticism."


                                           -- Arthur Levitt


               "In order to restore their trust, American investors must see businesses shift from constantly searching for loopholes and skating up to the line of legally acceptable behavior. They must see a new respect for honesty, integrity, transparency, accountability, and for the good of shareholders...."


                                           -- William Donaldson